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                                                                    EXHIBIT 16.1

April 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4(a) included in the Form 8-K dated April 9, 2002 of Westport Resources Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP